EXHIBIT 4(a)(xii)



                         ANNUITY INVESTORS[SERVICEMARK]
                             LIFE INSURANCE COMPANY

                          GOVERNMENTAL SECTION 457 PLAN
                                   ENDORSEMENT

The annuity contract is changed as set out below to add provisions for a governmental Section 457 plan. This endorsement and the annuity contract to which it is attached are not valid without additional endorsement(s) defining the Plan and Plan Administrator.

   APPLICABLE TAX LAW RESTRICTIONS. This annuity contract is intended to receive contributions pursuant to a plan qualified under Internal Revenue Code
   ("IRC") Section 457 maintained by a state, a political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. It is restricted as required by federal tax law. We may change the terms of this annuity contract or administer this annuity contract at any time as needed to comply with that law. Any such change may be applied retroactively.

   EXCLUSIVE BENEFIT. This annuity contract is for the exclusive benefit of the participants and their beneficiaries. No amounts held under this annuity contract may be used for or diverted to any purpose other than the provision of Plan benefits except as permitted by the Plan after the complete satisfaction of all liabilities to persons covered by the Plan and their beneficiaries. Until distributed, the Plan retains all legal ownership rights and control over a participant's interest in the annuity contract except as provided by the Plan Administrator.

   NO ASSIGNMENT OR TRANSFER. A participant cannot assign, sell, or transfer his or her interest in this annuity contract. A participant cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

      1) a participant's interest in this annuity contract may secure a loan to the participant made under any loan provisions of this annuity contract;

      2) all or part of a participant's interest in this annuity contract may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

      3) payments from a participant's interest in this annuity contract may be made based on joint lives or joint life expectancies of the participant and another person, but such other person shall have no present rights under this annuity contract during the participant's lifetime.

   Any distributions from a participant's interest in this annuity contract shall be paid to the annuity contract owner or to the participant or other person entitled to Plan benefits through the participant, as may be directed by the annuity contract owner.

   LIMITS ON CONTRIBUTIONS. Contributions to a participant's interest in this annuity contract which represent contributions to the Plan for the participant's benefit must not exceed the limits set forth in IRC Section 457(b) and (c). No elective contributions may be made by the participant with respect to any month unless the participant has entered an agreement for deferral before the first day of that month. However, an elective contribution may be made for the first month of employment of the participant if the agreement for deferral is made on or before the date service with the Employer begins. Additional limits may apply under the terms of the Plan. The Plan Administrator shall ensure compliance with these IRC limits and any Plan limits.


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   DISTRIBUTION  RESTRICTIONS.  As  required  under  IRC  Section  457(d),  no distributions from a participant's interest in this annuity contract can be made until:

      1)   the calendar year in which the participant reaches age 70-1/2; or

      2)   the participant's separation from service with the Employer; or

      3) the participant is faced with an unforeseeable emergency as defined under the IRC; or

      4) the conditions are met for an in-service distribution to the participant under IRC Section 457(e)(9).

   Additional   limits  may  apply  under  the  terms  of  the  Plan.  The  Plan
   Administrator shall determine when a distribution is allowed under this IRC section and the Plan.

   DATE BENEFITS TO BEGIN. A distribution of a participant's interest in this annuity contract shall begin no later than 60 days after the end of the Plan year in which the later of the following occurs:

      1) the participant reaches normal retirement age as determined under the Plan; or

      2)   the participant separates from service with the Employer.

   If the Plan permits benefit payments upon separation from service to begin before the latest date required under this provision, then prior to the date a participant's payments actually begin the Plan may allow the participant to elect irrevocably to delay payment to a later fixed and determinable date within the limits of this provision. The participant may make only one such election after the earliest date on which the Plan permits benefit payments upon separation from service.

   The Plan Administrator shall make any determination required under this provision.

   In no event can the payment of benefits to a participant be delayed beyond the Required Beginning Date stated in the REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE provision, below.

   REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE. The Required Beginning Date for distributions with respect to a participant's interest in this annuity contract is April 1 following the later of the calendar year in which the participant reaches age 70-1/2 or the calendar year in which the participant separates from service with the Employer. No later than the Required Beginning Date:

      1) the participant's interest in this annuity contract must be paid in full; or

      2) distributions of the participant's interest in this annuity contract must begin in the form of periodic payments made at least annually
           (i) for the participant's life or as joint and survivor payments for the lives of the participant and one other individual, or (ii) over a period certain not to exceed the participant's life expectancy or the joint and last survivor life expectancy of the participant and one other individual entitled to receive any amount payable after the participant's death, with payments which do not increase or increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

   All distributions made hereunder shall be made in accordance with the requirements of IRC Section 401(a)(9), including the incidental death benefit requirement of IRC Section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirements of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations and any guidance which may be issued by the Secretary of the Treasury under IRC Section 457.


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


   Life expectancies are computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. The life expectancies of the participant and his or her spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the Required Beginning Date. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of the individual in the calendar year in which the participant reaches age 70-1/2 or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year such life expectancy was first determined.

   REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. If a participant dies after the Required Beginning Date or after payments begin irrevocably (subject to acceleration), the remaining portion of the participant's interest in annuity contract must continue to be distributed at least as rapidly as under the method of distribution being used prior to the participant's death.

   If a participant dies before the Required Beginning Date and before payments begin irrevocably, then the participant's entire interest in this annuity contract must be paid either:

      1) in full by December 31 of the fifth calendar year after the participant's death;

      2) if someone other than the participant's surviving spouse is entitled to receive part or all of the participant's interest after the participant's death, over a period certain not greater than fifteen years and not greater than the life expectancy of the eldest person entitled to benefits, with payments beginning by December 31 of the first calendar year after the participant's death; or

      3) if the participant's spouse is the sole person entitled to receive the participant's interest after the participant's death, over the life or over a period certain not greater than the life expectancy of the surviving spouse, with payments beginning by December 31 of the later of first calendar year after the participant's death or the calendar year in which the participant would have attained age 70-1/2.

   If the participant's surviving spouse is the sole person entitled to receive the participant's interest in this annuity contract after the participant's death and the surviving spouse dies before payments begin under this provision, then this provision shall apply upon the death of the participant's spouse as if the spouse were the owner of the participant's interest in this annuity contract.








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   Life expectancy is computed using the expected  return  multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For distributions beginning after the participant's death, the life expectancy of his or her surviving spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the date payments are required to begin. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of such individual in the calendar year in which payments are required to begin or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first determined.


This is part of the annuity contract. It is not a separate contract. It changes the annuity contract only as and to the extent stated. In all cases of conflict with the other terms of the annuity contract, the provisions of this Endorsement shall control.

      Signed for us at our office as of the date of issue.


                  /s/ Betty Kasprowicz            /s/ James M. Mortensen

                  ASSISTANT SECRETARY             EXECUTIVE VICE PRESIDENT













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